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                             MID - PENINSULA BANCORP


                                  PRESS RELEASE

     For Immediate Release                   For Information Contact
     ---------------------                   -----------------------
     SEPTEMBER 9, 1996                       CAROL H. ROWLAND, CFO
                                             (415) 323-5150
                                             CUSIP NUMBER:  59540J101


        MID-PENINSULA BANCORP SHARES NOW TRADE IN NASDAQ NATIONAL MARKET

Palo Alto, California.....

David L. Kalkbrenner, President and Chief Executive Officer, announced today that on September 9, 1996, the common stock of Mid-Peninsula Bancorp began trading in the Nasdaq National Market,. Mid-Peninsula Bancorp, whose trading symbol is MPBK, is the holding company for Mid-Peninsula Bank, which has assets of over $260 million and offices in Palo Alto, San Carlos and San Mateo. The Bank specializes in delivering professional, responsive, and customized service to meet the commercial and private banking needs of professionals, entrepreneurs, executives and businesses in the mid-peninsula area.

Mr. Kalkbrenner noted that Mid-Peninsula Bancorp's entry into the Nasdaq National Market provides brokers and others with immediate access to the best bid and ask prices and other information about the Company's shares throughout the trading day. Those prices are available in over more than 200,000 electronic terminals in brokers' offices throughout the United States and the world. Trading data is also distributed widely through wire services for selective dissemination by newspapers and radio and television stations.

In addition to increased market visibility, Nasdaq offers Mid-Peninsula Bancorp the advantage of multiple market makers that compete to offer the best bid and ask prices. Mid-Peninsula's market makers are Hoefer & Arnett, Inc., Van Kasper & Company and Sutro & Co. - all in San Francisco, Ca. and PaineWebber, Inc. in Menlo Park, Ca.

On June 6, 1996, Mid-Peninsula Bancorp and Cupertino National Bancorp announced the signing of a definitive agreement for a "merger of equals" between the two companies. The merger will result in the formation of the largest multi-bank holding company in the San Francisco Peninsula/South Bay region with over $500 million in assets. It is anticipated that the merger will become effective in December of this year.

Mid-Peninsula Bancorp is independent and locally owned and a member of the Federal Reserve System. The Bank's deposits are insured by the Federal Deposit Insurance Corporation.




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